Exhibit 10.16

February 1, 2021

Jean-Frédéric Viret, Ph.D.

Dear Jean:

I am pleased to offer you a full-time position with Blade Therapeutics, Inc. (the “Company”) as the Company’s Chief Financial Officer. This letter agreement sets forth the terms and conditions of your appointment as Chief Financial Officer of the Company, effective as of March 15, 2021 (the “Start Date”). Capitalized terms used herein that are not otherwise defined shall have the meanings given to such terms in Annex A attached hereto.

You will be responsible for such duties as are normally associated with the position of Chief Financial Officer or as otherwise determined by the Chief Executive Officer. You will report to the Chief Executive Officer and, subject to local health ordinances, will be expected to be present at and perform your work at the Company’s offices located in South San Francisco, California, or such other location as the Company may designate, except for such travel as may be necessary to fulfill your responsibilities. Except for absences due to temporary illness, you will be expected to devote your full working time to the business and affairs of the Company. You will not, during your employment by the Company, without the prior written approval of the Board of Directors of the Company (the “Board”), be employed by or otherwise engaged in any other business activity requiring any of your time.

If you accept this offer, following your Start Date, you will receive an annual salary of $450,000, which will be paid in accordance with the Company’s normal payroll procedures, less applicable withholdings. In addition, you will be eligible for a one-time bonus of $75,000 within 60 days of completion of a public offering raising at least $50,000,000 in new investment capital for the Company. You will also be eligible for an annual bonus of up to 35% of your annual salary, less applicable withholdings (the “Annual Bonus”). The actual Annual Bonus will be based on the Company’s achievement of certain objectives to be determined by the Board. Any Annual Bonus earned by you will be paid in accordance with the Company’s standard practices, but no later than two and one half (2 ½) months after the calendar year in which any such Annual Bonus is earned. In addition, any Annual Bonus that you earn for calendar year 2021 will be prorated based on the length of your service during 2021.

As a Company employee, you will also be eligible to participate in the Company’s employee benefit plans, in accordance with the terms of such plans, as amended by the Company from time to time, subject to any restrictions imposed by applicable law. Please note that the Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this offer the full amount of any applicable taxes and any other customary or required deductions. The Company also reserves its right to modify job titles and salaries from time to time as it deems necessary and in its sole discretion.

In addition, if you accept this offer, it will be recommended at the first meeting of the Board following your Start Date that the Company grant to you an option (the “Option”) under the Company’s 2015 Equity Incentive Plan, as amended (the “Plan”), to purchase 2,286,272 shares of the Company’s Common Stock, which represents approximately 1.5% of the Company’s fully-diluted Common Stock (on an as-converted basis and inclusive of shares of common stock reserved for issuance under the Plan). The Option shall have an exercise price per share equal to the fair market value of a share of the Company’s Common Stock on the date of grant, as determined by the Board. The Option shall vest as to 25% of the shares subject to the Option on the first anniversary of the Start Date and with respect to 1/48th of the shares subject to the Option on each monthly anniversary thereafter, so that the Option will be fully vested and exercisable four (4) years from your Start Date, subject to your continuing service with the Company through each relevant vesting date. Notwithstanding anything herein to the contrary, in the event that, within twelve (12) months following a Change in Control, your continuous employment with the Company is terminated by the Company for reasons other than Cause, death, or Disability (as defined in the Plan) or you resign your employment with the Company for Good Reason, then, subject to the terms of this letter, one hundred percent (100%) of the total number of shares subject to the Option that have not vested shall immediately vest and become exercisable (the “Change in Control Acceleration Benefits”). The Option shall be subject to the terms and conditions of the Plan and the stock option agreement entered into between you and the Company, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does a grant confer any right to continue vesting or employment.

Your receipt of the Change in Control Acceleration Benefits will be subject you delivering to the Company a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) that becomes effective and irrevocable no later than sixty (60) days following the date your employment terminates (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to the Change in Control Acceleration Benefits.

The Company is excited about your becoming the Chief Financial Officer and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company continues to be for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. We request that, in the event of resignation, you give the Company at least two (2) weeks’ notice.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of any former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to continue to abide by the Company’s rules and standards. Specifically, if you have not already done so, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct.

As a condition of your employment, you are also required to execute the Company’s standard form of At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration in South San Francisco, California, through JAMS in conformity with California law and the then-existing JAMS employment arbitration rules, which can be found at https://www.jamsadr.com/rules-employment-arbitration/, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, and (iv) the arbitration shall provide for adequate discovery. You also agree to provide to the Company, within three days of your Start Date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986.

To accept the Company’s offer, please sign and date this letter in the space provided below and return it to me along with a signed copy of the Confidentiality Agreement. A duplicate original is enclosed for your records. This letter, along with the Confidentiality Agreement and any equity award agreements between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by you and an authorized officer of the Company.

We look forward to your favorable reply and to working with you at Blade Therapeutics, Inc.

Sincerely,

BLADE THERAPEUTICS, INC.

By:	/s/ Wendye Robins, M.D.
Wendye Robbins, M.D.
Chief Executive Officer

Agreed to and accepted:
Jean- Frédéric Viret, Ph.D.

Signature:	/s/ Jean-Frédéric Viret, Ph.D.
Date:	February 8, 2021

Enclosures

Duplicate Original Letter

ANNEX A
DEFINITIONS

“Cause” means your repeated failure, in the reasonable judgment of the Board, to substantially perform your assigned duties or responsibilities as a service provider as directed or assigned by the Board or the CEO (other than a failure resulting from your permanent disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended)) after written notice thereof from the Board or the CEO to you describing in reasonable detail your failure to perform such duties or responsibilities and you having had the opportunity to address the Board, with counsel, regarding such alleged failures and your failure to remedy same within 30 days of receiving written notice; (ii) your engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (iii) your violation of a federal or state law or regulation directly or indirectly applicable to the business of the Company or its affiliates, which violation was or is reasonably likely to be injurious to the Company or its affiliates; (iv) your material breach of the terms of any confidentiality agreement or invention assignment agreement between you and the Company (or any affiliate of the Company); or (v) your being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates.

“Change in Control” means either: (1) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change in Control hereunder); or (2) a sale of all or substantially all of the assets of the Company.

“Good Reason” means your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your express written consent: (i) a material reduction of your duties, position or responsibilities, or the removal of you from such position and responsibilities, either of which results in a material diminution of your authority, duties or responsibilities, unless you are provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change in Control but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; (ii) a material reduction in your annual salary (except where there is a reduction applicable to the management team generally); provided, however, that a reduction in your annual salary of ten percent (10%) or less in any one year will not be deemed a material reduction; or (iii) a material change in the geographic location of your primary work facility or location; provided, that a relocation of less than fifty (50) miles from your then present location or to your home as your primary work location will not be considered a material change in geographic location. Your resignation will not be deemed to be for Good Reason unless (i) you have first provided the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason”, (ii) the Company fails to cure such Good Reason condition within thirty (30) days following the date the Company receives such written notice and (iii) your resignation for Good Reason is effective within thirty (30) days following the end of the Company’s cure period.

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